Exhibit 99.1
                                                                    ------------

[FleetBoston Financial Corporation Logo]                            NEWS RELEASE

FOR IMMEDIATE RELEASE                CONTACT:    MEDIA:
                                                 James E. Mahoney
                                                 617-434-9552
                                                 INVESTOR:
                                                 John Kahwaty
                                                 617-434-3650


                        FLEET AND SUMMIT COMPLETE MERGER

      BOSTON, MA, MARCH 1, 2001 - FleetBoston Financial today announced it has completed its merger with Summit Bancorp. The combined company, with assets exceeding $200 billion, will rank as the nation's seventh largest bank holding company with some 60,000 employees and 22 million customers worldwide.

      While both financial institutions are now operating as one holding company, Fleet Bank and Summit Bank will operate separately until systems conversions are completed this summer. Customers of both institutions are asked to bank as usual until further notice, and all customers will be notified in writing well in advance of any changes relating to their accounts

      "With the completion of this merger, we are poised to begin delivering on the tremendous opportunities this transaction presents for our customers and our shareholders," said Terrence Murray, Chairman and Chief Executive Officer of FleetBoston Financial. "Our first priority will be to provide superior service to our new customers as we continue to work through the process of integrating these institutions."


      "This announcement marks an important milestone as we move forward on combining our two outstanding companies," said T. Joseph Semrod, who will serve as Chairman of Fleet New Jersey. "Our new organization will offer our customers a broader and more sophisticated array of products and services, while offering the highest levels of customer service, and continuing our commitment to economic development and our communities."

      Under terms of the merger agreement, each share of Summit common stock will be converted to 1.02 shares of FleetBoston Financial common stock.

      FleetBoston Financial's lines of business include commercial and consumer banking, institutional and investment banking, cash management, trade services, export finance, mortgage banking, corporate finance, asset-based lending, commercial real estate lending, equipment leasing, insurance services, government banking, investment management services, credit cards, discount brokerage services, student loan processing, and full-service banking in Latin America.

                                       ###